Exhibit 99.2

Powerfleet Q4 and Full Year 2022 Earnings Prepared Remarks

Steve Towe – CEO

Good morning and thank you for joining us today. It’s a pleasure to be speaking with you.

It has been a rigorous and exciting first year since I joined the company. I am incredibly proud of the progress the team has made on the journey of transforming Powerfleet towards our mid- to long-term goal of being recognized as a world class, high growth, and profitable SaaS solutions provider.

The board and I are highly encouraged by the progress we’ve made to date executing our strategy to turn around the business in the first two years of my tenure as CEO. We are ahead of schedule and are executing well on the mission.

As a reminder, my initial priorities were:

●	First, we needed to make dramatic improvements to the caliber and experience of the leadership team in order to become a true IoT SaaS company.

●	Second, we needed to develop a unified SaaS platform strategy that delivers greater value for clients, improves our margins, and expands the total available market for our solutions.

●	Third, we needed to show evidence we could drive sales execution and topline traction in high value markets and vertical segments.

As we move toward the next phases of our transformation plan, we have been focusing heavily on expense containment and rationalizing certain geographies and product lines that we believe are incapable of driving sufficient rates of return and cash flow. In turn, we’re creating strategies for redeploying the cost savings to accelerate our product and sales plans in the highest ROI business areas.

We’ve accomplished a tremendous amount over the last year through ruthless and rapid execution powered by hiring a super talented executive team with deep experience working with high-growth SaaS companies, including adding David Wilson as CFO, who you will hear from shortly.

Our profitable growth strategy that we call ‘Powerfleet Reimagined,’ and which we first introduced at our inaugural Investor Day last June, has been very well received by our employees, customers, partners, and investors alike.

From a technology perspective, in November we launched Powerfleet Unity, a new ‘game-changing’ fleet intelligence platform that unites people, assets, and data together to transform the way its customers do business. Unity will be the cornerstone of our future shareholder value creation and is ahead of schedule in gaining traction with new customers, highlighted by our recent announcements with Kearney and FEMSA.

Even with the dramatic business transformation efforts and fundamental operational business change in 2022, we were still able to drive top line growth, improve gross profit, and enhance profitability, an ambitious objective I articulated to you all at the very beginning of 2022. Our encouraging financial results were also achieved in the face of the ongoing macro-economic pressures and significant supply chain headwinds.

David will discuss our Q4 and 2022 results in detail, but at a high level, in 2022 we delivered 7% topline revenue growth, 8% growth in high-margin services revenue, and grew our subscriber base by 8% to 664,000. From a profitability perspective, we improved gross profit by $4 million, reduced loss from operations from Q4 2021 to Q4 2022 by 65% and grew adjusted EBITDA 19% in 2022.

We faced significant FX headwinds in 2022, but on a constant currency basis, our annual total revenue growth was 10%, with services revenue growing 11% for the full year.

One of our key thesis questions was could we improve growth in the U.S. market in 2022. We proved our thesis by delivering total annual revenue growth of 12% and a services revenue growth of 13% in 2022. A key driver of our success was our U.S. industrial business segment, which grew 33% in the second half of 2022 versus the corresponding period in 2021. We are also excited by the performance of our Mexico business unit, which achieved 34% growth year-over-year in total and 33% in services revenue.

Perhaps our progress is most telling and best measured when comparing our financial results for the second half of 2022.

For the second half of 2022 versus the first half of 2022, high-margin services revenue increased 5% to $38.5 million. On a constant currency basis, the sequential increase was 8%, or an impressive 16% on an annualized basis. Overall, gross margin expanded from 45% to 50% with our gross profit increasing by $3 million, or 10%. Additionally, the success from our product and reengineering initiatives expanded our product gross margin from 20% to 29% in the second half of the year. From a profitability standpoint, we realized a 54%, or $2.9 million, improvement in loss from operations as well as a $2 million, or 76%, improvement in adjusted EBITDA.

Compared to the same period last year, we increased gross profit by $4 million, or 13%, improved our operating losses by $3.5 million, or 59%, as well as saw a $2.7 million, or 132%, improvement in adjusted EBITDA.

During the fourth quarter, we saw double digit growth in our key regions, including a 20% increase in U.S. industrial segment revenue and a 37% revenue increase in Mexico, driven by both Unity sales and initial sales of our industrial solutions in the region. The overall topline results in Q4 reflect the decisive actions we took to de-emphasize underperforming product lines and territories and terminate unprofitable contracts, measures I alluded to on our Q3 call. To put this into context, unrecognized revenue related to the termination of unprofitable contacts and the de-emphasis of lower-margin products was approximately $2.5 million in the quarter. Nevertheless, our tight cash management produced the highest cash collections quarter in our history.

While we’re encouraged by our operational and financial progress, especially in the second half of 2022, there is still much more work to be done to achieve the level of performance we believe is possible for our company. Although the speed of cleanup has exceeded our internal expectations, the operating state of the business when I assumed the CEO position was far more challenged than expected and there are still crucial areas that need to be improved. Along that line, earlier this quarter the leadership team enacted a focused plan to further optimize our business. When completed, the plan will reduce our OpEx by an additional $3 million annually, which we expect to drive bottom line improvement. This is an addition to the $5 million we took out of the business in 2022, some of which allowed us to pivot and grow our software sales and development teams.

Before I discuss our 2023 initiatives and business outlook, I am going to invite David to walk you through our financial performance for Q4 and 2022 in more detail.

David?

David Wilson – CFO

Thanks, Steve, and I’m pleased to connect with many of you for the first time on this call.

This week marks my second month with Powerfleet, and my time onboard has reaffirmed two key reasons I chose to join the team.

Firstly, there is a rich set of complementary assets at Powerfleet that have a massive amount of latent value. Secondly, the team that Steve has put in place are aggressive change agents who have the drive and experience required to realize Powerfleet’s full potential. The third key reason that I joined Powerfleet is pattern recognition.

Prior to joining Powerfleet, I was the CFO of ACS, a regional telco, which was an amalgamation of acquired companies that had a newly installed management team tasked with turning the business around and creating a huge amount of value for stakeholders. While the road at ACS was more rocky than smooth in the early quarters, during my tenure we outperformed the sector by 16 times, turning ACS from a valuation laggard to a valuation leader. I look forward to playing my part in achieving similar success with Powerfleet.

Now, onto our financial results for the fourth quarter ended December 31, 2022.

Total revenue was $33.1 million, compared to $34.4 million in Q4 2021. As Steve noted earlier, the step down in revenue was by design with an increasingly sharp focus on the quality versus the quantity of revenue. In the quarter, we sidestepped approximately $2.5 million in available sales in noncore underperforming product lines and territories.

Centering the business around high-margin SaaS services revenue is central tenet of ‘Powerfleet Reimagined’ with the fourth quarter mix of service revenue increasing to 60%, or $20.0 million, in 2022 from 56%, or $19.1 million, in 2021. Product revenue, where this quarter’s sales were focused on deals with a high attachment of SaaS service revenue, was $13.1 versus $15.3 million in Q4 last year.

Gross profit was $16.4 million, compared to $15.4 million. Importantly, gross margin expanded by 5% to 49% of total revenue up from 45% last year.

Fourth quarter service gross profit was $12.8 million, with margins of 64% of total service revenue in line with expectations. This compared to $12.4 million, or 65% of total service revenue, in Q4 last year.

Product gross profit was $3.6 million, compared to $3.1 million in the same year-ago period. While deal discipline was a primary driver of quarterly product gross margins expanding to 28% of product revenue, up from 20% of last year, 2022 performance was adversely impacted by $0.6M, or 5% of gross margin, for inventory and warranty reserve adjustments, and out of period charges.

Looking at expenses, OpEx was $17.6 million, compared to $18.9 million in the same year-ago period. 2022 operating expenses benefited from foreign currency translation gain of $0.9 million, which is reversed for calculating adjusted EBITDA, and $0.7 million in incremental SOX and audit professional fees, which flows through to adjusted EBITDA.

In terms of our profitability metrics, net loss attributable to common stockholders totaled $2.9 million, or $(0.08) per basic and diluted share. This compares to net loss attributable to common stockholders of $7.9 million, or $(0.23) per basic and diluted share, in Q4 last year.

And finally, adjusted EBITDA, a non-GAAP metric, in the fourth quarter of 2022 totaled $1.4 million, compared to adjusted EBITDA of $1.0 million in the same year-ago period.

Our balance sheet remained strong in the quarter, with $17.6 million in cash and cash equivalents. The company’s working capital position at quarter-end was $35.5 million.

Shifting gears to our financial results for the full year ended December 31, 2022.

Total revenue was $135.2 million in 2022, an improvement compared to $126.2 million in 2021.

High-margin, services revenue was $78.8 million compared to $73.2 million in 2021. Product revenue, which drives future services revenue, was $56.3 million compared to $53.0 million in 2021.

Gross profit was $64.2 million, or 48% of total revenue, compared to $60.2 million, or 48% of total revenue, in 2021. Service gross profit was $50.5 million, or 64% of total service revenue, compared to $46.6 million, or 64% of total service revenue, in 2021. Product gross profit was $13.7 million, or 24% of total product revenue, compared to $13.5 million, or 26% of total product revenue, in 2021.

Operating expenses were $72.0 million, compared to $68.2 million in 2021, while net loss attributable to common stockholders totaled $11.9 million, or $(0.34) per basic and diluted share in 2022, which compares to net loss attributable to common stockholders of $18.1 million, or $(0.52) per basic and diluted share in 2021.

Adjusted EBITDA, a non-GAAP metric, totaled $7.3 million, compared to adjusted EBITDA of $6.2 million in 2021.

That concludes my prepared remarks. Steve?

Steve Towe – CEO

Thanks, David.

One of my stated goals upon joining the company has been to substantially increase the revenue share of our SaaS and recurring revenues, which has the benefits of increasing our visibility, margins, and relative competitive advantage. We have built a great team at Powerfleet, and the concentration of this talent around the best and highest quality revenue and profit opportunities as the result of a dynamic capital allocation strategy should yield the highest potential return to our shareholders, employees, and customers.

In this spirit, we have decided to entertain strategic alternatives for our Argentina, Brazil, and South Africa business units. As background, there are third parties who have expressed an interest in these businesses, and we have decided to evaluate these potential opportunities with these partners.

In parallel to our organic growth strategy, we are continually evaluating balance sheet accretive M&A opportunities to enhance our capabilities and augment our ability to scale more rapidly.

Along that line, this morning we announced the acquisition of Movingdots, a German-based telematics provider a fully owned and operated subsidiary of Swiss Re. Since 2015, Movingdots has served as Swiss Re’s technology hub in the automotive and mobility space. For those not familiar with Swiss Re, they are one of the world’s leading providers of reinsurance and insurance.

Movingdots spent the last decade designing and perfecting data science algorithms with end insurers to provide risk-based drive style analytics for fleets and personal auto risk. Backed with actuarial insights, Movingdots enables data-driven insurance propositions for insurers, car manufacturers, and mobility platform players worldwide. By focusing on customers’ safety and security needs, and by providing transparent and comprehensive monitoring, Movingdots combines insurance analytics with AI and ML technology to derive an individual risk assessment. Movingdots has also developed leading edge technologies for the Sustainability and ESG reporting space.

Swiss Re and Movingdots have been searching for the right strategic growth partner to deliver these precisely architected insurance solutions to the global market in a sustainable, profitable, and scalable way.

From a customer perspective, Movingdots boasts several blue-chip insurers as customers and works with major automotive OEMS as partners and also serves more than 160 enterprises in the European markets.

Movingdots checks all the boxes of a highly complementary and synergistic acquisition:

1.	First, it accelerates Powerfleet’s entrance into Europe by providing a meaningful beachhead with major reference customers and a network of tier 1 partners.

2.	Second, Powerfleet presents a significant opportunity to cross-sell Movingdots’ solutions into our base of customers and partners and vice versa.

3.	Third, the acquisition brings strong technologically advanced data science IoT solutions for the insurance and sustainability markets, which present distinct competitive advantage and credibility in highly strategic end markets for Powerfleet.

4.	Fourth, the acquisition enhances our Unity platform, with Movingdots’ focus on delivering innovative automotive and mobility safety solutions and ESG reporting that will enrich Powerfleet’s SaaS enterprise applications.

5.	Finally, Movingdots has built a hub of software and platform excellence in Germany and beyond. Movingdots’ employees will strengthen Powerfleet’s current tenured and talented team, all striving to deliver on the promise of ‘People Powered IoT.’

From a consideration perspective, we have agreed to acquire Movingdots for 1 Euro and issue 800k warrants to Swiss Re that have an exercise price of $7.00 per PowerFleet common share. Swiss Re has agreed to fund 8 million Euros in cash at close to ensure continuity of Movingdots’ telematics offering and a seamless transition for the company’s talented 50 employees as well as its valued customers and partners. Equally important to Swiss Re was a continued strategic alliance with Powerfleet.

We anticipate generating sequential revenue growth in Q1, despite the expected revenue reduction as a result of our strategic rationalization efforts, driven by robust double-digit growth from our U.S. industrial segment, a trend we expect to continue through 2023.

In summary, we are focused on realigning and restructuring our cost base to realize the potential of an increasingly robust and competitively differentiated high growth SaaS offering. Movingdots has an important role to play, enriching our Unity offering while simultaneously providing a leading position in the strategic insurance vertical and enhancing balance sheet liquidity.

That concludes our prepared remarks. Now I’ll turn it back over to the operator for Q&A.

Operator?